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                                                                     Exhibit 5.1


                             [Arch Coal letterhead]


                               September 5, 2000



Arch Coal, Inc.
CityPlace One, Suite 300
St. Louis, Missouri 63141

     Re:  Registration Statement on Form S-3
          ----------------------------------

Ladies and Gentlemen:

     I am the Vice President--Law & General Counsel of Arch Coal, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company on September 1, 2000 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the public offering by Ashland Inc. (the "Selling Stockholder") of an aggregate of up to 4,756,968 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company, including up to an aggregate of 620,473 Shares as to which Merrill Lynch, Pierce, Fenner & Smith, the U.S. underwriter, and Merrill Lynch International, the international manager, will have options to purchase from the Selling Stockholder solely for the purpose of covering over-allotments.

     I am familiar with the Registration Statement. I have reviewed the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws. I have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as I have deemed necessary for purposes of expressing an opinion on the matters hereinafter set forth.

     On the basis of the foregoing, I am of the opinion that the Shares are duly authorized and have been validly issued and are fully paid and non-assessable.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name in the prospectus forming a part thereof under the caption "Legal Matters."

                                  Yours truly,


                                  /s/ Robert G. Jones
                                  -------------------
                                  Robert G. Jones
                                  Vice President--Law & General Counsel